Exhibit 99.1

RELMADA THERAPEUTICS REINFORCES BALANCE SHEET WITH $15.2 MILLION FROM EXERCISE OF WARRANTS

Additional Capital Enable Company to Achieve Additional Milestones in its Business Plan

New York, NY October 16, 2014 – Relmada Therapeutics, Inc., (OTCQB: RLMD), a clinical-stage company developing novel therapies for the treatment of chronic pain, announced today the issuance of approximately 10.1 million of its shares of common stock pursuant to the exercise of A-Warrants originally issued in connection with private placements that closed in May and June 2014. The warrants were exercised at $1.50 per share, resulting in gross proceeds of approximately $15.2M for the Company.

Sergio Traversa, CEO of Relmada, stated, “These additional funds reinforce Relmada’s already healthy balance sheet and will allow us to expedite the development of our pain treatment drugs. We have an ambitious strategy, and these funds enhance our flexibility in implementing our plans and reaching the planned milestones.”

Relmada is currently developing LevoCap ER, its abuse resistant, sustained release dosage form of the opioid analgesic levorphanol; d-methadone, its NMDA receptor antagonist for neuropathic pain.; BuTab ER, its oral dosage form of the opioid analgesic buprenorphine; and MepiGel, its FDA Orphan Drug designated topical formulation of the local anesthetic mepivacaine.

About Relmada Therapeutics, Inc.

Relmada Therapeutics is a clinical stage, publicly traded specialty pharmaceutical company, focused on developing novel versions of proven drug products together with new chemical entities that potentially address areas of high unmet medical need in the treatment of pain. The Company has a diversified portfolio of four lead products at different stages of development.  The Company's product development efforts are guided by the internationally recognized scientific expertise of its research team with inputs from a world-class scientific advisory board. The Company's approach is expected to reduce clinical development risks and costs while potentially delivering valuable products in areas of high unmet medical needs. For more information on Relmada, log on to http://www.relmada.com.

Forward-Looking Statements

This news release contains "forward-looking statements". These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact

Sergio Traversa, CEO

Relmada Therapeutics Inc.

Tel: 212-702-7165

straversa@relmada.com

Media contact:

Janet Vasquez

JV Public Relations NY

Tel: 212-645-5498

jvasquez@jvprny.com